Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

F45 Training Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, par value $0.01 per share	457(a) and 457(c)	18,857,319	$4.39	$82,783,631	0.0000927	$7,675

Fees Previously Paid

	Total Offering Amounts					$82,783,631		$7,675

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$7,675

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder, as a result of stock splits, stock dividends or other similar transactions.

(2)	Includes shares of common stock issuable upon the exercise of warrants to purchase shares of common stock or pursuant to a put option in such warrants.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of a share of common stock on The New York Stock Exchange on June 16, 2022, which was $4.39.